Exhibit 99.1

Tribune Company		Corporate Relations Department
435 North Michigan Avenue		312/222-3238
Chicago, Illinois 60611	TRIBUNE	FAX: 312/222-1573

Press Release

TRIBUNE COMPANY TO VOLUNTARILY RESTRUCTURE DEBT UNDER CHAPTER 11

Publishing, Interactive and Broadcasting Businesses to Continue Operations

Chicago Cubs and Wrigley Field Not Part of Chapter 11 Filing; Monetization Efforts to Continue

CHICAGO, Dec. 8, 2008—Tribune Company today announced that it is voluntarily restructuring its debt obligations under the protection of Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The company will continue to operate its media businesses during the restructuring, including publishing its newspapers and running its television stations and interactive properties without interruption, and has sufficient cash to do so.

The Chicago Cubs franchise, including Wrigley Field, is not included in the Chapter 11 filing. Efforts to monetize the Cubs and its related assets will continue.

“Over the last year, we have made significant progress internally on transitioning Tribune into an entrepreneurial company that pursues innovation and stronger ways of serving our customers,” said Sam Zell, chairman and CEO of Tribune. “Unfortunately, at the same time, factors beyond our control have created a perfect storm – a precipitous decline in revenue and a tough economy coupled with a credit crisis that makes it extremely difficult to support our debt.

“We believe that this restructuring will bring the level of our debt in line with current economic realities, and will take pressure off our operations, so we can continue to work toward our vision of creating a sustainable, cutting-edge media company that is valued by our readers, viewers, and advertisers, and plays a vital role in the communities we serve. This restructuring focuses on our debt, not on our operations.”

The company filed today for Court approval of various, customary First-Day Motions, including: maintaining employee payroll and health benefits; the fulfillment of certain pre-filing obligations; the continuation of the Tribune’s cash management system; the ability to honor all customer programs. The company anticipates its First-Day Motions will be approved in the next few days.

While the company has sufficient cash to continue operations, to supplement its cash availability in the event of even more significant declines in its operating results, the company has negotiated an agreement with Barclays to maintain post-filing its existing securitization facility.  Barclays has also agreed to provide a letter of credit facility.  The company expects to submit these agreements to the Court for approval as part of its First Day Motions.

Since going private last year, Tribune has re-paid approximately $1 billion of its senior credit facility.   During this time, the company has been rewriting the business model for its media assets with the goal of building a sustainable, innovative, competitive company that provides relevant products for its customers and communities.

For further information on Tribune Company’s Chapter 11 filing, please visit Tribune.com or http://chapter11.epiqsystems.com/tribune, or call 888-287-7568. The company will provide updates regarding ongoing operations plans as they become available.

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TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, The Baltimore Sun, Sun-Sentinel (South Florida), Orlando Sentinel, Hartford Courant, Morning Call and Daily Press. The Company’s broadcasting group operates 23 television stations, WGN America on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience. At Tribune we take what we do seriously and with a great deal of pride. We also value the creative spirit and are nurturing a corporate culture that doesn’t take itself too seriously.

MEDIA CONTACT:
Gary Weitman
SVP/Corporate Relations

312/222-3394 (office)

gweitman@tribune.com